Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

Santa Clara, Calif.—April 29, 2013—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the first quarter ended March 30, 2013.

“As expected, Q1 was a challenging quarter for our equipment business. In early February, we implemented a global cost reduction plan that is expected to lower our expenditure levels by $12 million to $14 million on an annual basis,” commented Norman Pond, chairman of the board and chief executive officer of Intevac. “Backlog in our hard drive business has grown since quarter-end with the receipt of orders for two 200 Lean systems, in line with our expectations entering the year.

“In the first quarter, we received and shipped our first production order for our solar implant ENERGi™ system, for which we expect to revenue recognize by mid-year. In our Photonics business, we made the strategic decision to sell our Raman Instrumentation product line in order to focus on the larger opportunity for our military-based night-vision products. Excluding the Raman Instrumentation results, our Photonics business remained profitable for the third consecutive quarter and remains well-positioned for growth.”

($ Millions, except per share amounts)	Q1 2013		Q1 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$13.0	$13.0	$17.3	$17.3
Operating Loss	$(9.0)	$(8.3)	$(7.0)	$(9.2)
Net Loss	$(8.3)	$(7.6)	$(3.2)	$(4.8)
Net Loss per Share	$(0.35)	$(0.32)	$(0.14)	$(0.21)

First Quarter 2013 Summary

The net loss was $8.3 million, or $0.35 per diluted share, compared to a net loss of $3.2 million, or $0.14 per diluted share, in the first quarter of 2012. The non-GAAP net loss, which excludes a $0.5 million restructuring charge and a $0.2 million divestiture loss, was $7.6 million or $0.32 per share. This compares to the first quarter 2012 non-GAAP net loss of $4.8 million, or $0.21 per share, which excludes a $2.2 million divestiture gain.

Revenues were $13.0 million, including $5.4 million of Equipment revenues and Intevac Photonics revenues of $7.6 million. Equipment revenues consisted of upgrades, spares and service. Intevac Photonics revenues consisted of $4.1 million of research and development contracts and $3.5 million of product sales comprising 46% of Photonics revenues. In the first quarter of 2012, revenues were $17.3 million, including $10.7 million of Equipment revenues and $6.6 million of Intevac Photonics revenues, which included $4.0 million of product sales comprising 61% of Photonics revenues.

Equipment gross margin was 22.4%, compared to 45.1% in the first quarter of 2012 and 46.0% in the fourth quarter of 2012. The decrease compared to both quarters was primarily due to lower factory absorption and a lower level of upgrade revenue. Intevac Photonics gross margin was 30.4%, compared to 30.1% in the first quarter of 2012 and 37.4% in the fourth quarter of 2012. The reduction from the fourth quarter was driven by lower yields for our low-light sensor and lower margins on our technology development programs. Consolidated gross margin was 27.1%, compared to 39.4% in the first quarter of 2012 and 42.0% in the fourth quarter of 2012.

Operating expenses were $12.3 million, which includes approximately $0.3 million in severance costs related to our global cost reduction plan, and were down from $12.8 million in the prior quarter and $16.0 million in the first quarter of 2012. The operating loss of $9.0 million also included a $0.2 million loss on the sale of our Raman spectroscopy product line. The operating loss of $7.0 million for the first quarter of 2012 included a $2.2 million gain on the sale of our mainframe technology.

Order backlog totaled $35.1 million on March 30, 2013, compared to $35.2 million on December 31, 2012 and $41.3 million on March 31, 2012. Backlog at quarter end included one ENERGi™ Solar system and no 200 Lean® systems, compared to no Solar systems and no 200 Lean systems on December 31, 2012 and one Solar system and two 200 Lean systems on March 31, 2012.

Our balance sheet remains strong, with $93.6 million of cash and investments and $130.4 million in tangible book value.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) restructuring charges; and (2) gains or losses on sales of product lines and technology assets. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EDT. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 33077148.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity, vacuum process equipment solutions. Our systems are production-proven for high-volume manufacturing of small substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our LEAN SOLAR™ systems increase the conversion efficiency of silicon solar cells.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and ENERGi™ and LEAN SOLAR™ are trademarks of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected demand for hard drives, the continued profitability of Photonics, and the expansion of our product portfolio for the solar cell manufacturing market. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a further slowdown in demand for hard drives and the failure to introduce new products for the solar market, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three months ended
	March 30, 2013	March 31, 2012
Net revenues
Equipment	$5,368	$10,719
Intevac Photonics	7,614	6,596

Total net revenues	12,982	17,315
Gross profit	3,514	6,824
Gross margin
Equipment	22.4%	45.1%
Intevac Photonics	30.4%	30.1%

Consolidated	27.1%	39.4%
Operating expenses
Research and development	6,358	9,213
Selling, general and administrative	5,971	6,773

Total operating expenses	12,329	15,986
Gain (loss) on divestitures	(208)	2,207

Total operating loss	(9,023)	(6,955)
Operating loss
Equipment	(7,341)	(6,325)
Intevac Photonics	(192)	(1,039)
Corporate[1,2]	(1,490)	409

Total operating loss	(9,023)	(6,955)
Interest and other income	80	372

Loss before income taxes	(8,943)	(6,583)
Benefit for income taxes	679	3,422

Net loss	$(8,264)	$(3,161)

Loss per share
Basic and Diluted	$(0.35)	$(0.14)
Weighted average common shares outstanding
Basic and Diluted	23,663	23,218

[1]	Q113 includes the loss on sale of the Raman spectroscopy product line of $208,000.
[2]	Q112 includes the gain on sale of the mainframe technology of $2.2 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 30, 2013	December 31, 2012
	(Unaudited)	(see Note)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$67,472	$64,852
Accounts receivable, net	10,342	19,822
Inventories	25,943	26,193
Prepaid expenses and other current assets	2,111	2,120

Total current assets	105,868	112,987
Long-term investments	26,154	27,317
Property, plant and equipment, net	12,672	13,426
Deferred income tax assets	12,944	12,176
Intangible assets, net	5,642	5,868
Other long-term assets	676	729

Total assets	$163,956	$172,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,308	$4,479
Accrued payroll and related liabilities	4,571	4,194
Deferred income tax liabilities	1,281	1,281
Other accrued liabilities	7,783	8,489
Customer advances	1,438	2,193

Total current liabilities	18,381	20,636
Other long-term liabilities	9,532	9,232
Stockholders’ equity
Common stock ($0.001 par value)	24	23
Additional paid in capital	153,688	151,996
Accumulated other comprehensive income	748	769
Accumulated deficit	(18,417)	(10,153)

Total stockholders’ equity	136,043	142,635

Total liabilities and stockholders’ equity	$163,956	$172,503

Note: Amounts as of December 31, 2012 are derived from the December 31, 2012 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended
	March 30, 2013	March 31, 2012
Non-GAAP Loss from Operations
Reported operating loss (GAAP basis)	$(9,023)	$(6,955)
Restructuring charges[1]	502	—
Loss on sale of Raman spectroscopy product line[2]	208	—
Gain on sale of mainframe technology[3]	—	(2,207)

Non-GAAP Operating Loss	$(8,313)	$(9,162)
Non-GAAP Net Loss
Reported net loss (GAAP basis)	$(8,264)	$(3,161)
Restructuring charges[1]	502	—
Loss on sale of Raman spectroscopy product line[2]	208	—
Gain on sale of mainframe technology[3]	—	(2,207)
Income tax effect of non-GAAP adjustments[4]	(22)	554

Non-GAAP Net Loss	$(7,576)	$(4,814)
Non-GAAP Loss Per Diluted Share
Reported loss per diluted share (GAAP basis)	$(0.35)	$(0.14)
Restructuring charges[1]	0.02	—
Loss on sale of Raman spectroscopy product line[2]	0.01	—
Gain on sale of mainframe technology[3]	—	(0.07)

Non-GAAP Loss Per Diluted Share	$(0.32)	$(0.21)
Weighted average number of diluted shares	23,663	23,218

[1]	Results for the three months ended March 30, 2013 include severance and other employee-related costs of $502,000 related to the restructuring program announced on February 1, 2013.
[2]

The quarter ended March 30, 2013 includes the loss on sale of the Raman spectroscopy product line of $208,000. On March 29, 2013, the Company sold certain assets including tangible and intangible assets and divested of certain liabilities which comprised its Raman spectroscopy product line for proceeds of not to exceed $1.5 million of which $500,000 was paid in cash upon closing and up to $1.0 million is in the form of an earnout. Intevac did not recognize the earnout payments upon closing given the uncertainties associated with the achievement of the earnout.

[3]

The quarter ended March 31, 2012 includes the gain on sale of the mainframe technology of $2.2 million. On January 6, 2012, the Company sold certain assets including intellectual property and residual assets which comprised its semiconductor mainframe technology for proceeds of $3.0 million.

[4]

The amount represents the estimated income tax effect of the non-GAAP adjustments. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.